Exhibit 4.31.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

AstraZeneca Ireland Limited

College Business & Technology Park Blanchardstown Road North

Dublin 15 D15 R925

Ireland astrazeneca.com

June 16, 2025

Cellectis S.A.

8, rue de la Croix Jarry, 75013 Paris, France Attention: Chief Executive Officer

Ladies and Gentlemen:

This side letter agreement (this “Side Letter”), entered into on June 16, 2025 (the “Side Letter Effective Date”), by and between Cellectis S.A. (“Cellectis”), and AstraZeneca Ireland Limited (“AstraZeneca”) (collectively, the “Parties”), is in reference to the Joint Research and Collaboration Agreement between the Parties, dated as of November 1, 2023 (the “JRCA”).

Under the JRCA, AstraZeneca and Cellectis are engaged in a collaboration on up to ten (10) research projects and this Side Letter applies to one of those projects, the research project with respect to [***] (the “[***] Program”). In consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree to the modifications to the JRCA set forth below solely with respect to the [***] Candidate Product or, as applicable, the associated Licensed Product (each such product, a “[***] Product”) and, for the avoidance of doubt, such modifications shall not be applicable to any other Candidate Product, to which the JRCA shall apply without the modifications set forth herein. The JRCA shall otherwise remain in full force and effect and unless otherwise specified or defined herein, any capitalized terms used in this Side Letter shall have the meanings assigned to them in the JRCA.

1.
[***] Cellectis Research Activities.

The preclinical Research Plan for the [***] Program, as initiated under the JRCA, was approved by the Joint Steering Committee (“JSC”) on [***]. A summary [***] Clinical Research Plan for the [***] Program (the “Summary Clinical Research Plan”) is annexed hereto and the Parties hereby agree that they shall discuss and agree upon a detailed clinical Research Plan for the [***] Program to be finalised between the Parties within [***] of the Effective Date (together with the Summary Research Plan, the “[***] Clinical Research Plan”). The [***] Clinical Research Plan is hereby added to the preclinical Research Plan and together constitute the Research Plan. Subject to the terms of this Side Letter, the JRCA and the [***] Clinical Research Plan solely with respect to any [***] Product, as between the Parties, until (i) the exercise of the Option by AstraZeneca or (ii) this Side Letter is terminated, Cellectis shall have sole regulatory and clinical responsibility for associated clinical Development activities through completion of the Phase 1 dose escalation part (the “Phase 1 Dose Escalation” or “Phase 1 Dose Escalation Study”) of the Phase I/II dose escalation and

Directors Sharon Barr (US), Ruth Diazaraque (Spain), Ruud Dobber (Netherlands), Alan Downey, Shane Doyle, Marc Dunoyer, David Fredrickson (US), Susan Galbraith (UK), Sylvia Kiely, Ruth March, Aradhana Sarin (US), Pascal Soriot (France) Company Registration No. 734129

expansion clinical trial for [***] (the “Study”) and Cellectis shall also act as sponsor for such Study (collectively, the “[***] Cellectis Clinical Research Activities”). As further described below and in the [***] Clinical Research Plan, with respect to any [***] Product, until the IND and sponsorship is transferred to AstraZeneca pursuant to the transition activities described in Section 3, Cellectis shall hold the Investigational New Drug Application (“IND”) for the Study and shall be responsible for preparing, reporting, obtaining, and maintaining Regulatory Documentation as well as communicating with Regulatory Authorities relating thereto. The [***] Cellectis Clinical Research Activities shall include:

a.
Regulatory and Clinical Responsibilities.
i.
Regulatory Status. Cellectis shall conduct the Phase 1 Dose Escalation Study as described in the [***] Clinical Research Plan. Cellectis shall be the IND holder and, outside of the United States, the Clinical Trial Application (“CTA”) applicant for the Study. Cellectis shall also be the Sponsor (as defined in 21 CFR 312.3 and ICH-GCP) of, and responsible for the conduct and oversight of the Phase 1 Dose Escalation Study. Following and subject to Option Exercise by AstraZeneca, the Parties agree and acknowledge that AstraZeneca shall become responsible for (i) the associated IND following its transfer by Cellectis to AstraZeneca, and (ii) the associated CTA sponsorship following its transfer to AstraZeneca.
ii.
Clinical Trial Design and Documentation. In accordance with the process agreed in the [***] Clinical Research Plan, Cellectis and AstraZeneca shall align on clinical trial design, milestones (e.g., first site activation, first patient dosed, database lock, final CSR submission, IND/trial master file transmission to AstraZeneca) and anticipated timelines to achieve such milestones. Cellectis shall prepare the: (A) initial protocol for the Study, which shall include safety reporting processes and timelines (as may be amended from time to time, each a “Protocol”); (B) patient template informed consent forms and authorizations for the Study (as may be amended from time to time, each an “ICF”) and (C) any other study level documents including but not limited to IB, monitoring plan, patient cards. Cellectis shall submit such Protocol and ICF as part of the IND/CTA submission package to the applicable JPT for review and approval no later than [***] and AstraZeneca shall use its reasonable efforts to ensure that it provides its approval of the Protocol and ICF to the JPT no later than [***] after the date on which the Protocol and ICF are submitted to the JPT by Cellectis. Cellectis shall ensure that all ICFs and any other applicable patient authorizations and consents permit the sharing of all relevant data and results generated in the performance of Phase 1 Dose Escalation (collectively, “Clinical Data”) with AstraZeneca, including as contemplated by this Side Letter, the [***] Clinical Research Plan and the JRCA. Cellectis shall obtain any necessary prior approvals and ongoing reviews of the Study and any associated documentation (including Protocols and ICFs) as required by Applicable Law and any appropriate and necessary review authorities, including, without limitation, any applicable institutional review board that is properly constituted in accordance with Applicable Law and standards to act as a human subjects research review board (“IRB”) or ethics committee (“EC”). Should Cellectis require the support of a Third Party Contract Research Organisation (“CRO”) to conduct the clinical trial, the selection of the CRO shall be made by Cellectis from the list of approved clinical vendors set forth at Schedule One hereto and the agreement between Cellectis and such CRO shall (i) specify that any and all data collected by such CRO shall be permitted to be shared by Cellectis with AstraZeneca (as required by agreement at the JPT); and (ii) contain confidentiality provisions at least as stringent as those set forth in the JRCA.
iii.
Safety.
A.
Section 5.4 of the JRCA shall be disapplied and shall be replaced in its entirety as follows:

“5.4 Safety Findings Sharing.

5.4.1
Cellectis shall provide a report to AstraZeneca on or prior to [***] regarding any adverse safety finding (including, without limitation, any and all safety-related correspondence, queries, notifications and investigations received from Regulatory Authorities and all expedited case reports). Notwithstanding the foregoing, each Party shall promptly disclose to the other Party any relevant information in its possession regarding any adverse safety finding (including, without limitation, any and all safety- related correspondence, queries, notifications and investigations received from Regulatory Authorities) without undue delay [***].
5.4.2
[***]. As further described in the [***] Clinical Research Plan, Cellectis shall establish a global database (“GDB”) and a global safety database (“GSDB”) for the [***] and AstraZeneca shall be responsible for such GDB and GSDB upon termination of this Side Letter or following and subject to Option Exercise by AstraZeneca, whichever is the earlier, in accordance with Section 6.6 of the JRCA. For the avoidance of doubt, Cellectis shall provide such assistance as AstraZeneca shall request in order to facilitate the transition of the GDB, GSDB and any and all clinical data relating to the [***] to AstraZeneca following Option Exercise, as applicable. [***] the Parties shall enter into a pharmacovigilance agreement setting forth the safety data exchange requirements for the [***] Research Plan. Should Cellectis require the support of either a third party provider of either Pharmacoviligance services (“PV Provider”) to conduct the Phase 1 Dose Escalation; and/or a third party provider to establish the GSDB (“GSDB Provider”), the selection of such PV Provider and/or GSDB Provider shall be made by Cellectis from the list of approved pharmacovigilance and data vendors set forth at Schedule One hereto. Cellectis shall procure that the agreement between Cellectis and such PV Provider and/or GSDB Provider shall (i) specify that any and all data collected by such PV Provider and/or GSDB Provider shall be permitted to be shared by Cellectis with AstraZeneca (as required by agreement at the JPT); and (ii) contain confidentiality provisions at least as stringent as those set forth in the JRCA.”

iv. Regulatory Documentation. Cellectis shall prepare and submit all Regulatory Documentation for which it is responsible in accordance with the [***] Clinical Research Plan. Cellectis shall provide AstraZeneca with a copy of any draft Regulatory Documentation to be made to a Regulatory Authority and shall provide AstraZeneca no less than [***] to review and comment on such draft Regulatory Documentation in advance of the transmission of such response. Cellectis shall consider in good faith and shall implement all reasonable comments timely provided by AstraZeneca in connection therewith. Cellectis will provide to AstraZeneca copies of all final Regulatory Documentation it submits to any Regulatory Authority promptly following submission. Regulatory Documentation updates during review cycles (e.g. IND review, CTA review, amendments review) will be subject to AstraZeneca’s review [***].

v.
Regulatory Communications. Without limiting Section 5.4 (Safety Findings Sharing) of the JRCA, Cellectis shall provide notice to AstraZeneca [***] of any action or communication that it receives (directly or indirectly, including from a CRO) from, any Regulatory Authority with respect to any [***] Product, including in connection with an audit or inspection. On a timely basis, Cellectis shall also provide AstraZeneca with a copy of any correspondence received from a Regulatory Authority and, in the case of verbal correspondence from a Regulatory Authority with respect to safety matters, a written summary of such correspondence. Cellectis shall provide AstraZeneca a reasonable opportunity to review and comment on Cellectis’ proposed response to any material communications with any Regulatory Authority relating to any [***] Product in advance of the transmission of such response. Cellectis shall implement all reasonable comments timely provided by AstraZeneca in connection therewith.
vi.
Regulatory Meetings. Cellectis shall provide AstraZeneca with [***] written notice of ad hoc meetings with the Regulatory Authorities pertaining to any [***] Product and include AstraZeneca in the preparation and strategy for such meetings and in any discussions and actions relating to the outcome thereof. For meetings requested by Cellectis in its capacity as sponsor, Cellectis shall ensure that AstraZeneca is consulted regarding the objectives of such meeting and allowed sufficient time for review and input (for the avoidance of doubt this shall require AstraZeneca to be consulted a minimum of [***] prior to the meeting date [***]) and AstraZeneca have the opportunity to select an AstraZeneca attendee to join such meeting, at its sole discretion.
vii.
Regulatory Matters and Records; Regulatory Inspections.
A.
Cellectis shall retain all [***] Product and [***] Clinical Trial-related data and documents (including correspondence) obtained or generated by Cellectis in performing [***] Clinical Research Activities (collectively, the “Records”) in accordance with ICH guidelines and Applicable Law. Cellectis shall retain and cause to be retained by relevant clinical trial investigators and other key personnel all records of all funds expended under this Side Letter and shall provide such records to AstraZeneca as may be required for AstraZeneca to comply with any physician payments transparency laws, rules and regulations then in effect.
B.
Cellectis shall permit Regulatory Authorities to conduct inspections or audits of Cellectis and its Records and shall ensure that its Affiliates and CROs also permit such inspections and audits. Unless prohibited by

Applicable Law, Cellectis shall: (A) permit AstraZeneca to attend and observe the aforementioned inspections or audits (provided that in the case of such inspections and audits of such a CRO, Cellectis shall [***] permit AstraZeneca to observe such inspection or audit) and (B) provide AstraZeneca with a detailed written report of any oral communications of a Regulatory Authority in connection with a regulatory audit or inspection. Cellectis shall use commercially reasonable efforts to cooperate with AstraZeneca in the preparation of any response to Regulatory Authorities including any corrective action plans relevant to any [***] Product.

b.
Compliance with Law, Policies. The Phase 1 Dose Escalation, including any associated collection of human samples, shall be conducted in accordance with Applicable Law, applicable Protocol and ICFs and the following AstraZeneca policies and procedures:

[***]

c.
Data and Results Reporting. Without limiting any data and results sharing that may be agreed in the [***] Clinical Research Plan or any associated Protocols and ICFs, Cellectis shall provide to AstraZeneca, directly or through the JPT each of the following:

[***]

[***]

With regard to the draft of each [***], as applicable, provided by Cellectis to AstraZeneca, AstraZeneca shall have [***] (with respect to each [***]) after receipt of such draft to provide comments thereon. Cellectis shall implement any reasonable comments provided by AstraZeneca. Cellectis shall deliver to AstraZeneca the final versions of each [***] promptly (but in no event later than [***]) following the finalization thereof.

2.
Option Period. Solely with respect to the [***] Candidate Product, section 1.154 of the JRCA shall be disapplied and shall be replaced in its entirety as follows:

“1.154 “Option Period” means, with respect to a Candidate Product, the period beginning on the date on which the JSC approves the Research Plan for such Candidate Product in accordance with Section 2.3.1 (Research Plans—In General) and ending upon (i) the date on which the [***] of patients in the last open cohort of the Phase 1 Dose Escalation (excluding the backfill cohort) have received [***], or;

(ii) the date which is [***] after the last patient in the Phase 1 Dose Escalation (excluding the backfill cohort) has been treated, whichever is the later.”

3.
Transition Activities. Upon Option Exercise by AstraZeneca, Cellectis shall commence transition-related workstreams for the [***] Product and the Study including, but not limited to, in relation to the transfer of IND, sponsorship, data and GDB and/or GSDB to AstraZeneca and Cellectis shall complete such transition-related workstreams as promptly as practicable. During the transition period Cellectis will continue to meet its obligations to manufacture and Develop the [***] Product and conduct the Phase 1 Dose Escalation in accordance with the [***] Clinical Research Plan. For the avoidance of doubt, Section 3.7 (Knowledge and Technology Transfer), Section 6.3 (Assignment of Regulatory Documentation) and Section 6.4 (Right of Reference) of the JRCA shall apply in addition to any transition-related workstreams agreed between the Parties. The Parties shall agree upon a specified transition plan in respect of any and all such transition-related workstreams prior to commencing such transition activities.
4.
Manufacturing. For so long as this Side Letter is in effect, regardless of whether AstraZeneca has delivered an Option Exercise Notice with respect to such [***] Candidate Product, Section 7.1 (Pre-Option Exercise Date) of the JRCA shall govern the Manufacture of any [***] Product for the purposes of the Study provided, if any, that the selection of any CMO to supply the quantities of investigational drug necessary to perform Cellectis’ obligations under the [***] Clinical Research Plan shall be subject to prior written approval by AstraZeneca (and, for clarity, Section 7.2 (Post-Option Exercise Date) of the JRCA shall not apply to any such product for the purposes of the Phase 1 Dose Escalation Study).
5.
Audit.
a.
Cellectis agrees, and will ensure that its Affiliates and CROs agree, that AstraZeneca or one of AstraZeneca’s designated Affiliates or a Third Party independent auditor acting on AstraZeneca’s behalf, such Third Party auditor being acceptable to Cellectis (subject to confidentiality obligations), and provided that such AstraZeneca’s Affiliates and Third Party auditor are bound by confidentiality as least as stringent than confidentiality obligation set forth in the JRCA, shall have the [***] right to, without cause, upon [***]

[***] notice, [***], audit and have access to: (i) all Records; (ii) Cellectis’ compliance/anti-corruption program; and (iii) any and all sites or facilities and systems owned or used by Cellectis for the Development or Manufacture of the [***] Product or in [***] Cellectis Clinical Research Activities, with respect to cGCP, cGMP, cGLP, GVP, health, safety and environmental matters, and ethics and compliance concerns, in each case ((i)–(iii)), to the extent necessary to confirm Cellectis’ compliance with this Side Letter and the JRCA.

b.
The audit and access rights herein include the right to conduct face-to-face or on-line interviews with [***] respective employees, officers, being specified that Cellectis has the discretionary right to choose such employees and officers; and the right to access and review (in both soft and hard copy (if available)) any and all internal policies, sections relevant to a [***] Program of internal audit report, procedures and other internal documentation of Cellectis. As part of its initial compliance assessment, AstraZeneca shall additionally be permitted to conduct a cGCP audit [***].
c.
Following any audit pursuant to this Section 3, AstraZeneca will provide Cellectis with an audit report to enable the Parties to agree on the qualification of the significant issues. AstraZeneca may request Cellectis to prepare, within reasonable delay, a corrective action plan to be agreed by the parties to address any significant issues. Cellectis shall implement and be responsible for such corrective action plan.
6.
[***]
7.
Milestones. Any [***] Candidate Product shall be deemed to have been Developed under Development Case 1. Solely for the [***] Program and corresponding [***] Cellectis Research Activities, the Table 9.3.1(a) – Development Milestones of the JRCA shall be disapplied and shall be replaced in its entirety by the following table:

Table 9.3.1(a) – Development Milestones
Development Milestone Event	Development Milestone Payment
Candidate Product or Licensed Product Developed via [***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Table 9.3.1(a) – Development Milestones
Development Milestone Event	Development Milestone Payment
Candidate Product or Licensed Product Developed via [***]
[***]	[***]
[***]	[***]

8.
Representations, Warranties and Covenants.
a.
Cellectis represents, warrants and covenants to AstraZeneca that the [***] Cellectis Clinical Research Activities shall be performed in a competent and professional manner and in accordance with applicable scientific and clinical standards.
b.
[***], Cellectis shall submit a schedule setting forth any additional information necessary to make Cellectis’ representations and warranties in the JRCA with respect to any [***] Product true and correct as of such date (the “Option Exercise Schedule”). If such a submission is made, the Parties, through the JSC, shall promptly meet, discuss, and approve a final version of such schedule.
9.
Term and Termination. This Side Letter commences on the Side Letter Effective Date and shall continue in force and effect until the earlier of :
a.
if AstraZeneca does not exercise its Option for [***] Product during the applicable Option Period, the end of such Option Period, and Section 3.1.2(c) of the JRCA shall apply; or
b.
termination by AstraZeneca of: (i) the JRCA in its entirety, (ii) the [***] Clinical Research Plan, (iii) each [***] Product, in each case ((i)-(iii)), pursuant to Section 14.2 (Termination) of the JRCA, such date, the “Side Letter Termination Date”.

10.
Effects of Option Exercise. Upon Option Exercise by AstraZeneca, and without prejudice of Section 3 (Transition):
a.
AstraZeneca shall have the sole right to Develop and shall have full control over any and all [***] Product and the [***] Research Plan shall be deemed modified accordingly.
b.
Upon AstraZeneca’s written request, unless expressly prohibited by any Regulatory Authority, Cellectis shall promptly transfer control to AstraZeneca of the Phase 1 Dose Escalation Study being conducted by Cellectis as of the effective date of termination and continue to conduct such clinical trials as requested by AstraZeneca to enable such transfer to be completed without interruption of any such clinical trial;
c.
Cellectis shall promptly provide AstraZeneca, in electronic form or other alternate form jointly agreed by the Parties, all Clinical Data and Records that have not previously been provided to AstraZeneca (including any such Clinical Data and Records held by a third party on behalf of Cellectis);
d.
Cellectis shall promptly assign to AstraZeneca (or its designee) any agreements entered into by Cellectis with respect to the Phase 1 Dose Escalation Study. Cellectis shall also generally cooperate with AstraZeneca to facilitate the transition of such agreements and relationships to AstraZeneca.

11.
Effect of Termination. In case of termination of the Side Letter according to Section 9, the provisions of Section 14.3.2 of the JRCA apply. Termination of this Side Letter shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Side Letter. Without limiting the foregoing, this Section 11 and Section 12 (General Provisions) shall survive the termination of this Side Letter for any reason.
12.
General Provisions. Article 15 (Miscellaneous) of the JRCA will, as applicable, be deemed to apply to this Side Letter mutatis mutandis. In the event of any express conflict or inconsistency between this Side Letter, on one hand, and the JRCA on the other hand, the terms and conditions of this Side Letter will control with respect to the subject matter hereof. This Side Letter, together with the JRCA, sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. Except as expressly set forth in this Side Letter, all terms and conditions of the JRCA will remain in full force and effect during the effective period thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ASTRAZENECA IRELAND LIMITED

By: /s/

Name:

Title:

Agreed and acknowledged by:

CELLECTIS S.A.

By: /s/

Name:

Title:

[***]

[***]